UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2007

COLONY BANKCORP, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-12436	58-1492391
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

115 South Grant Street, Fitzgerald, Georgia 31750

(Address of principal executive offices)

(229) 426-6000

Registrant’s Telephone Number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c ) under the Exchange Act (17 CFR 240.13e-4(c ))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On May 15, 2007, R. Sidney Ross announced his resignation as Director of Colony Bankcorp, Inc. Mr. Ross, having served on the Colony board since 1982 has attained the age of sixty-five and wishes to pursue other personal interest at this time.

(d) (1)	On May 15, 2007, at a regularly scheduled meeting of the Board of Directors of Colony Bankcorp, Inc. (“Colony”), and pursuant to the Articles of Incorporation and Bylaws of Colony, the Board by unanimous vote elected to fill the unexpired Board position of R. Sidney Ross and elected Jonathan W. R. Ross to fill this position. The Nomination Committee consisting of independent directors Morris Downing, Terry Coleman and Jerry Harrell determined the need to fill the unexpired term of R. Sidney Ross and upon search and interview of potential candidates recommended the name of Jonathan W. R. Ross.

Mr. Ross, 43 years of age, is a highly successful businessman in Tifton and south Georgia. Mr. Ross is President of Ross Construction Co., Inc. and currently serves on the board of Colony Bank Worth. Mr. Ross’s broad business and bank board experience will provide invaluable expertise in oversight and setting policy for the company and in dealing with regulatory issues.

(2)	Mr. Ross has no arrangement or understanding with any other person pursuant to which the director was selected as a director.

(3)	Mr. Ross has not served on any committees of Colony, however, upon election to the board was named to the audit committee. Mr. Ross meets the requirements as an independent director as defined by the applicable NASDAQ standards

(4)	Mr. Ross has no transactions with management and others to report as required By Item 404(a) of Regulation S-K or Item 404(a) of Regulation S-B.

(5)	Mr. Ross has no material plan, contract or arrangement to which he is a party or in which he participates that is entered into.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: May 16, 2007	By:	/s/ Terry L. Hester
Terry L. Hester
Executive Vice President and Chief Financial Officer